Exhibit 99.1

FOR IMMEDIATE RELEASE	August 4, 2011
Media Contact: Joe Salkowski, (520) 884-3625, jsalkowski@uns.com	Page 1 of 8
Financial Analyst Contact: Chris Norman, (520) 884-3649, cnorman@uns.com
UNISOURCE ENERGY REPORTS SECOND QUARTER 2011 EARNINGS,
MAINTAINS 2011 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the second quarter of 2011 was $28.6 million, or $0.71 per share of common stock on a fully-diluted basis, compared with net income of $25.9 million, or $0.66 per diluted share, in the second quarter of 2010.
•	Earnings at UniSource Energy’s primary subsidiary, Tucson Electric Power Company (TEP), were $25.1 million in the second quarter of 2011 compared with $27.9 million in the second quarter of 2010. Higher retail margin revenues were offset by higher depreciation and amortization expense and a reduction in margin on long-term wholesale sales.
•	Retail kilowatt-hour (kWh) sales at both TEP and UNS Electric increased compared with the second quarter of 2010.
•	Financial results for the second quarter were in line with expectations. UniSource Energy is maintaining its estimated 2011 earnings range of $2.60 to $2.90 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported second quarter 2011 net income of $28.6 million, or $0.71 per share of common stock on a fully-diluted basis, compared with $25.9 million, or $0.66 per diluted share, in the same period last year. For the six months ended June 30, 2011, UniSource Energy’s net income was $42.0 million, or $1.07 per diluted share of common stock, compared with net income of $46.0 million, or $1.18 per diluted share, in the first six months of 2010.
“Our operating and financial results are consistent with our expectations,” said Paul Bonavia, UniSource Energy’s Chairman, President and CEO. “We continue to focus our efforts on managing our costs while safely and efficiently operating our utility businesses.”
UniSource Energy’s financial results primarily reflect those of TEP, which reported income of $25.1 million in the second quarter of 2011, compared with net income of $27.9 million in the same period last year. An increase in TEP’s retail margin revenues was offset by higher depreciation and amortization expense and reduced margins on long-term wholesale sales.
TEP’s second-quarter retail kWh sales were 1.6 percent higher than last year. Sales to residential and commercial customers increased 3.7 percent and 1.7 percent, respectively, compared with the second quarter of 2010. For the first six months of 2011, TEP’s total retail kWh sales were up 1.5 percent compared with the same period last year.
“We are encouraged by the higher sales levels,” Bonavia said. “However cost increases associated with maintaining our generating units and higher depreciation expense have put pressure on our year-to-date earnings.” TEP’s current base rates have been in effect since December 2008 and cannot be increased before January 2013.

Tucson Electric Power
Retail kWh Sales and Revenues
TEP’s retail kWh sales grew by 1.6 percent compared with the second quarter of 2010. Residential, commercial, and mining sales were up 3.7 percent, 1.7 percent, and 0.3 percent, respectively; industrial sales were down 0.8 percent.
Higher retail sales volumes led to an increase in retail margin revenues of approximately $3 million, or 1.8 percent, compared with the same period last year. Margin revenues do not include customer surcharges used to fund renewable energy and energy efficiency programs or revenues collected to recover the cost of fuel and purchased power.
Long-Term Wholesale and Transmission Revenues
The margin on TEP’s long-term wholesale kWh sales fell by $3 million compared with the second quarter of 2010. The decrease reflects a change in the terms of TEP’s wholesale sales contract with Salt River Project (SRP). Effective June 1, 2011, SRP no longer pays TEP a monthly demand charge of approximately $2 million. Instead, SRP is required to purchase 73,000 MWh per month, or 876,000 MWh annually, at an energy price set at a discount to the Palo Verde Market Index.
Other Operating Expenses
TEP’s base operations and maintenance expense (O&M) increased by $0.5 million in the second quarter of 2011 over the same period last year. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements. In the second quarter of 2011, depreciation expense increased by $1 million as a result of additional plant-in-service compared with the same period last year.
Year-to-Date Results
In the first six months of 2011, TEP reported net income of $29.8 million compared with net income of $38.4 million in the same period last year. That decrease was due to: a decline in long-term wholesale margin revenues; a decrease in wholesale transmission revenues; an increase in Base O&M due to planned generating plant maintenance expense; and higher depreciation expense. Those factors were partially offset by an increase in retail margin revenues
UNS Gas
UNS Gas reported net income of less than $1 million in the second quarters of 2011 and 2010.
UNS Gas filed a request in April for a base rate increase of $5.6 million, or 4 percent. UNS Gas’ current rates reflect costs from late 2007 and early 2008, and the proposed rate increase would help recover higher operating and capital costs incurred since that time. The administrative law judge assigned to the case issued a procedural order that could lead to a final decision by the Arizona Corporation Commission in the first half of 2012.
UNS Electric
UNS Electric reported net income of $3 million in the second quarter of 2011 compared with $2 million in the same period last year. UNS Electric’s retail kWh sales increased 3.2 percent compared with the second quarter of 2010 due primarily to higher energy usage by its two mining customers and a 5.0 percent increase in kWh sales to industrial customers.
Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric — operating subsidiaries of UniSource Energy Services (UES) — are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.

Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.
Net Income and Earnings Per Share Summary

	2nd Quarter		YTD June 30,
Net Income	2011	2010	2011	2010
	-Millions-		-Millions-
Tucson Electric Power	$25.1	$27.9	$29.8	$38.4

UNS Gas	0.4	0.6	6.5	6.4

UNS Electric	2.9	2.1	5.1	5.1

Other (1)	0.2	(4.7)	0.6	(3.9)

Net Income	$28.6	$25.9	$42.0	$46.0

Avg. Basic Shares Outstanding (millions)	37.0	36.3	36.9	36.2
Avg. Diluted Shares Outstanding (millions)	41.6	40.9	41.5	40.8

	2nd Quarter		YTD June 30,
Earnings Per UniSource Energy Share	2011	2010	2011	2010
Tucson Electric Power	$0.68	$0.77	$0.81	$1.06

UNS Gas	0.01	0.01	0.18	0.18

UNS Electric	0.08	0.06	0.14	0.14

Other (1)	0.00	(0.13)	0.01	(0.11)

Net Income per Basic Share	$0.77	$0.71	$1.14	$1.27

Net Income per Diluted Share	$0.71	$0.66	$1.07	$1.18

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium) and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy. Millennium’s year-to-date June 30, 2010 results included an after-tax loss of $3 million related to the impairment of an investment.
UniSource Energy believes the presentation of TEP, UNS Gas and UNS Electric net income or loss on a per basic UniSource Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.
During the first half of 2011, we identified errors related to prior periods in two categories: (i) deliveries of electricity related to transmission agreements at TEP; and (ii) the calculation of income tax expense as it relates to Allowance for Equity Funds Used During Construction (AFUDC). We assessed the materiality of these errors on prior period financial statements and concluded they were not material to any prior annual or interim periods, but the cumulative impact could be material to the annual period ending December 31, 2011 and the interim period ended June 30, 2011, if included in 2011. As a result, in accordance with Staff Accounting Bulletin 108, we have revised our prior period financial statements.

The income tax adjustment impacted fiscal years 2003 through 2010 for UniSource Energy and fiscal years 2009 and 2010 for TEP. The adjustment for electricity deliveries settled or to be settled in-kind impacted fiscal years 2004 through 2010. We previously recorded the entire income tax adjustment of $3.5 million, or $0.08 per diluted share, in the first quarter of 2011. UniSource Energy and TEP’s financial statements for the first three months of 2011, as well as other periods, have been revised to reflect the impact of the income tax adjustment for that particular period. Please refer to UniSource Energy’s and TEP’s second quarter SEC form 10-Q, which is expected to be filed on or before August 9, 2011, for more information.
Conference Call and Webcast
The company will host a conference call on Friday, August 5 at 9 a.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time.
Dial-in number: (877) 582-0446
Reference code: 87100432
The conference call can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (855) 859-2056
Reference code: 87100432
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the second quarter of 2011. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.9 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 403,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 237,000 customers in northern and southern Arizona. Visit uns.com for more information about UniSource Energy and its subsidiaries.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2011 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2011 RESULTS
UniSource Energy Corporation
Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Three Months Ended
	June 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$275,616	$259,940	$15,676	6.0
Electric Wholesale Sales	38,744	28,466	10,278	36.1
Gas Revenue	25,020	24,677	343	1.4
Other Revenues	30,293	26,030	4,263	16.4

Total Operating Revenues	369,673	339,113	30,560	9.0

Operating Expenses
Fuel	82,563	69,304	13,259	19.1
Purchased Energy	66,336	66,591	(255)	(0.4)
Transmission	3,464	2,878	586	20.4
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	3,227	(10,313)	13,540	N/M

Total Fuel and Purchased Energy	155,590	128,460	27,130	21.1
Other Operations and Maintenance	90,052	87,134	2,918	3.3
Depreciation	33,310	32,223	1,087	3.4
Amortization	7,253	7,048	205	2.9
Taxes Other Than Income Taxes	12,229	11,952	277	2.3

Total Operating Expenses	298,434	266,817	31,617	11.8

Operating Income	71,239	72,296	(1,057)	(1.5)

Other Income (Deductions)
Interest Income	826	1,953	(1,127)	(57.7)
Other Income	2,646	1,158	1,488	N/M
Other Expense	(813)	(6,138)	5,325	86.8

Total Other Income (Deductions)	2,659	(3,027)	5,686	N/M

Interest Expense
Long-Term Debt	18,203	15,816	2,387	15.1
Capital Leases	9,931	11,425	(1,494)	(13.1)
Other Interest Expense, Net of Interest Capitalized	(109)	186	(295)	N/M

Total Interest Expense	28,025	27,427	598	2.2

Income Before Income Taxes	45,873	41,842	4,031	9.6
Income Tax Expense	17,299	15,956	1,343	8.4

Net Income	$28,574	$25,886	$2,688	10.4

Weighted-Average Shares of Common Stock Outstanding (000)	36,950	36,322	628	1.7

Basic Earnings per Share	$0.77	$0.71	$0.06	8.5

Diluted Earnings per Share	$0.71	$0.66	$0.05	7.6

Dividends Declared per Share	$0.42	$0.39	$0.03	7.7

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2011 RESULTS
UniSource Energy Corporation
Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$492,831	$464,686	$28,145	6.1
Electric Wholesale Sales	79,658	65,558	14,100	21.5
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(2,970)	2,970	N/M
Gas Revenue	82,210	80,458	1,752	2.2
Other Revenues	59,740	50,230	9,510	18.9

Total Operating Revenues	714,439	657,962	56,477	8.6

Operating Expenses
Fuel	154,692	129,909	24,783	19.1
Purchased Energy	144,610	149,396	(4,786)	(3.2)
Transmission	5,966	5,308	658	12.4
Decrease to Reflect PPFAC/PGA Recovery Treatment	(3,008)	(23,058)	20,050	87.0

Total Fuel and Purchased Energy	302,260	261,555	40,705	15.6
Other Operations and Maintenance	191,107	170,042	21,065	12.4
Depreciation	66,100	63,322	2,778	4.4
Amortization	14,631	13,620	1,011	7.4
Taxes Other Than Income Taxes	24,374	24,225	149	0.6

Total Operating Expenses	598,472	532,764	65,708	12.3

Operating Income	115,967	125,198	(9,231)	(7.4)

Other Income (Deductions)
Interest Income	1,820	3,880	(2,060)	(53.1)
Other Income	5,477	7,137	(1,660)	(23.3)
Other Expense	(1,417)	(6,903)	5,486	79.5

Total Other Income (Deductions)	5,880	4,114	1,766	42.9

Interest Expense
Long-Term Debt	36,296	31,056	5,240	16.9
Capital Leases	19,860	23,509	(3,649)	(15.5)
Other Interest Expense, Net of Interest Capitalized	(1,030)	514	(1,544)	N/M

Total Interest Expense	55,126	55,079	47	0.1

Income Before Income Taxes	66,721	74,233	(7,512)	(10.1)
Income Tax Expense	24,731	28,201	(3,470)	(12.3)

Net Income	$41,990	$46,032	$(4,042)	(8.8)

Weighted-Average Shares of Common Stock Outstanding (000)	36,869	36,215	654	1.8

Basic Earnings per Share	$1.14	$1.27	$(0.13)	(10.2)

Diluted Earnings per Share	$1.07	$1.18	$(0.11)	(9.3)

Dividends Declared per Share	$0.84	$0.78	$0.06	7.7

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2011 RESULTS
TUCSON ELECTRIC POWER COMPANY
Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Three Months Ended
	June 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$231,652	$217,555	$14,097	6.5
Electric Wholesale Sales	31,759	29,276	2,483	8.5
Other Revenues	31,822	27,864	3,958	14.2

Total Operating Revenues	295,233	274,695	20,538	7.5

Operating Expenses
Fuel	80,831	66,753	14,078	21.1
Purchased Power	26,445	33,337	(6,892)	(20.7)
Transmission	1,232	1,049	183	17.4
Increase (Decrease) to Reflect PPFAC Recovery Treatment	2,112	(7,601)	9,713	N/M

Total Fuel and Purchased Energy	110,620	93,538	17,082	18.3
Other Operations and Maintenance	78,094	74,613	3,481	4.7
Depreciation	25,850	24,893	957	3.8
Amortization	8,180	8,024	156	1.9
Taxes Other Than Income Taxes	10,043	9,730	313	3.2

Total Operating Expenses	232,787	210,798	21,989	10.4

Operating Income	62,446	63,897	(1,451)	(2.3)

Other Income (Deductions)
Interest Income	582	1,696	(1,114)	(65.7)
Other Income	1,727	1,115	612	54.9
Other Expense	(2,498)	(2,397)	(101)	(4.2)

Total Other Income (Deductions)	(189)	414	(603)	N/M

Interest Expense
Long-Term Debt	12,157	10,154	2,003	19.7
Capital Leases	9,930	11,423	(1,493)	(13.1)
Other Interest Expense, Net of Interest Capitalized	(91)	68	(159)	N/M

Total Interest Expense	21,996	21,645	351	1.6

Income Before Income Taxes	40,261	42,666	(2,405)	(5.6)
Income Tax Expense	15,133	14,728	405	2.7

Net Income	$25,128	$27,938	$(2,810)	(10.1)

	Three Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2011	2010	Amount	Percent
Retail Sales	2,331,563	2,294,004	37,559	1.6
Long-Term Wholesale Sales	208,046	215,936	(7,890)	(3.7)
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2011 RESULTS
TUCSON ELECTRIC POWER COMPANY
Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase / (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Electric Retail Sales	$405,354	$384,974	$20,380	5.3
Electric Wholesale Sales	67,015	70,265	(3,250)	(4.6)
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(2,970)	2,970	N/M
Other Revenues	62,452	53,507	8,945	16.7

Total Operating Revenues	534,821	505,776	29,045	5.7

Operating Expenses
Fuel	152,138	125,260	26,878	21.5
Purchased Power	43,680	57,992	(14,312)	(24.7)
Transmission	1,927	1,845	82	4.4
Decrease to Reflect PPFAC Recovery Treatment	(7,671)	(10,833)	3,162	29.2

Total Fuel and Purchased Energy	190,074	174,264	15,810	9.1
Other Operations and Maintenance	166,587	144,977	21,610	14.9
Depreciation	51,583	48,953	2,630	5.4
Amortization	16,484	15,810	674	4.3
Taxes Other Than Income Taxes	19,947	19,681	266	1.4

Total Operating Expenses	444,675	403,685	40,990	10.2

Operating Income	90,146	102,091	(11,945)	(11.7)

Other Income (Deductions)
Interest Income	1,317	3,386	(2,069)	(61.1)
Other Income	4,367	2,333	2,034	87.2
Other Expense	(4,996)	(4,883)	(113)	(2.3)

Total Other Income (Deductions)	688	836	(148)	(17.7)

Interest Expense
Long-Term Debt	24,412	20,032	4,380	21.9
Capital Leases	19,859	23,504	(3,645)	(15.5)
Other Interest Expense, Net of Interest Capitalized	(837)	42	(879)	N/M

Total Interest Expense	43,434	43,578	(144)	(0.3)

Income Before Income Taxes	47,400	59,349	(11,949)	(20.1)
Income Tax Expense	17,624	20,953	(3,329)	(15.9)

Net Income	$29,776	$38,396	$(8,620)	(22.5)

	Six Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2011	2010	Amount	Percent
Retail Sales	4,286,300	4,222,816	63,484	1.5
Long-Term Wholesale Sales	438,384	503,742	(65,358)	(13.0)
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.